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                                  EXHIBIT 99.4

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                         SOUTHSIDE FINANCIAL GROUP, INC.
                           675 North Jeff Davis Drive
                           Fayetteville, Georgia 30214
                                 (770) 460-6550


                               _____________, 1996


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS



To the Shareholders of Southside Financial Group, Inc.:

     Notice is hereby given that a Special Meeting of shareholders of Southside Financial Group, Inc. ("Southside") will be held on ______________, 1996 at __________ __.m., at the main office of Southside, 675 North Jeff Davis Drive, Fayetteville, Georgia, for the following purposes:

     (1) To consider and vote upon an acquisition agreement, a copy of which is attached as Appendix B to the Joint Proxy Statement/Prospectus accompanying this Notice, providing for the acquisition (the "Acquisition") of Southside Financial Group, Inc. by Newnan Holdings, Inc., by merging Southside with Interim Citizens Corporation, a wholly-owned subsidiary of Newnan Holdings, Inc.; and

     (2) To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     If the Acquisition is consummated, shareholders who dissent to the transaction are entitled to be paid the "fair value" of their shares of Southside common stock, if they file a written objection to the Acquisition before the vote is taken and comply with the further provisions of Section 7-1-537 of the Georgia Financial Institutions Code and Article 13 of the Georgia Business Corporation Code regarding the rights of dissenting shareholders. See "Statutory Provisions for Dissenting Shareholders" and "Appendix D" to the Joint Proxy Statement/Prospectus for a description of the rights of dissenting shareholders.

     The Board of Directors has fixed the close of business on ______________, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

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     All shareholders are requested to mark, date, sign and return the enclosed form of proxy as soon as possible. If you attend the meeting and wish to revoke the proxy that you had previously returned, you may do so at any time before the proxy is exercised.

                                        By order of the Board of Directors,




                                        B.D. Murphy, III
                                        Chairman of the Board




                                IMPORTANT NOTICE

     TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU ANY TIME BEFORE IT IS VOTED.


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